Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Receives Nasdaq Notification

SALT LAKE CITY, UTAH, March 18, 2009, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today announced that on March 12, 2009, it received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that E&S does not comply with Marketplace Rule 4310(c)(3), which requires E&S to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  The Nasdaq letter further states that its Staff is reviewing E&S’s eligibility for continued listing on The Nasdaq Capital Market and requests that E&S provide on or before March 27, 2009, E&S’s specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan.  According to the Nasdaq letter if, after the conclusion of its review process, the Nasdaq Staff determines that E&S’s plan does not adequately address the issues noted, it will provide written notification that E&S’s securities will be delisted. At that time, E&S may appeal the Nasdaq Staff’s decision to a Nasdaq Listing Qualifications Panel.

E&S is currently evaluating its alternatives to resolve the listing deficiency. If E&S is unable to resolve the listing deficiency, it may apply for quotation of its common stock on an over-the-counter (“OTC”) market such as the Financial Industry Regulatory Authority’s over-the-counter bulletin board (the “OTCBB”) and/or the Pink Sheets Inc.’s Pink Quote System (the “Pink Sheets”).  In such a case, if E&S is able to fulfill the requirements of one or more OTC markets, it expects that there would not be any gap in trading from Nasdaq to the applicable OTC markets.  However, there can be no assurance that any such efforts will be successful. The Nasdaq letter has no effect on the listing of E&S’s common stock at this time.

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to maintain its listing on The Nasdaq Capital Market; the performance of the securities portfolio underlying the Company’s obligations under its pension obligations; the ability of the Company to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:
David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108
801-588-1674
dbateman@es.com